EXHIBIT 99.1

August 27, 2007	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS APPOINTS KINSEY CFO TO SUCCEED WOODWARD
     THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) announced today that due to family reasons, Jimmy M. Woodward, senior vice president and chief financial officer, will retire as an officer of the company effective September 15, 2007. Woodward will continue to serve in an advisory capacity for financial and related matters. R. Steve Kinsey, previously vice president and corporate controller, has been appointed senior vice president and chief financial officer by the company’s board of directors.
     George E. Deese, chairman of the board, chief executive officer, and president, commented, “Jimmy Woodward has been a valued member of our management team since 1985 and has served as CFO since 2000. In that role, he guided our company’s financial strategy, helped create our strong balance sheet, and enhanced our accounting systems as needs changed with recent regulatory requirements.
     “The strength of our management succession is evident in Steve Kinsey’s appointment,” Deese said. “Steve has been with the company for 18 years and is well prepared to step into the position of chief financial officer. He has guided our financial accounting and has served as an integral player in our strategic planning process. This change is consistent with our long-range succession planning process and we anticipate a smooth transition as Steve takes on the new role.”
     Kinsey, age 46, joined Flowers in 1989 as a tax associate. He was promoted to tax manager in 1994, named director of tax in 1998, and has served as controller since 2002. In 2003, Kinsey was promoted to vice president and corporate controller. Kinsey holds a bachelor’s degree in accounting from Florida State University in Tallahassee.
     Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries and produces a wide range of bakery products marketed throughout the Southeastern, Southwestern, mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. The company’s top brands are Nature’s Own, Cobblestone Mill, Whitewheat, Mrs. Freshley’s and Blue Bird. For more information, visit www.flowersfoods.com.

Contact:	Marta J. Turner, Senior Vice President of Corporate Relations, (229) 227-2348 Mary A. Krier, Vice President of Corporate Communications, (229) 227-2333